Exhibit 10.43

CAPMARK FINANCIAL GROUP INC.

SEVERANCE PAY PLAN

AMENDMENT

Capmark Financial Group Inc. (the “Company”) adopted a Severance Pay Plan to provide salary continuation benefits for eligible employees whose employment terminates involuntarily under circumstances and subject to conditions provided for in the Plan.

The Company included provisions in the Plan to reflect benefit limitations required for the Plan to constitute a separation pay plan that is not subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  This Amendment 3 replaces subsection 5(b)(v) of the Plan, effective as of the Plan’s initial effective date, to reflect the final Treasury regulations promulgated pursuant to section 409A of the Code.

“(v) Maximum Benefit: Notwithstanding any provision of the Plan to the contrary, the aggregate amount of severance pay benefit and other consideration paid to an eligible Employee pursuant to the Plan shall not exceed two times the lesser of (i) the maximum amount that may be taken into account under a qualified retirement plan pursuant to section 401(a)(17) of the Code for the calendar year in which the Employee’s separation from service with the Company occurs or (ii) the sum of the eligible Employee’s annualized compensation based on the annual rate of pay for services provided by the Company to the eligible Employee for the calendar year preceding the eligible Employee’s taxable year in which the eligible Employee has a separation from service from the Company (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service).  All severance pay benefits payable under the Plan to an eligible Employee shall be paid no later than December 31st of the second calendar year following the calendar year in which the Employee’s separation from service occurs.”

CAPMARK FINANCIAL GROUP INC.

By:	/s/ Linda A. Pickles